As filed with the Securities and Exchange Commission on June 12, 2019

Registration No.  333-215115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-215115

UNDER

THE SECURITIES ACT OF 1933

THE KEYW HOLDING CORPORATION

and certain subsidiaries identified in the “Table of Additional Registrants” below

(Exact name of registrant as specified in its charter)

Maryland	27-1594952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

443-733-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philip Luci, Jr.

Executive Vice President & General Counsel

The KeyW Holding Corporation

7740 Milestone Parkway, Suite 400

Hanover, MD 21076

443-733-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frederick S. Green Eoghan P. Keenan Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Christopher Ewan Amber Meek Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004	Jonathan F. Wolcott, Esq. Holland & Knight LLP 1650 Tysons Boulevard, Suite 1700 Tysons, VA 22102 (703) 720-8600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by The KeyW Holding Corporation, a Maryland corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-215115) filed by the Company with the U.S. Securities and Exchange Commission on December 15, 2016, as amended by Amendment No. 1 thereto on December 21, 2016 (the “Registration Statement”), pertaining to the registration of the securities described in the Registration Statement.

On April 21, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jacobs Engineering Group, Inc., a Delaware corporation (“Parent”), and Atom Acquisition Sub, Inc., a Maryland corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub” or “Purchaser”), pursuant to which Parent would acquire the Company. On June 12, 2019, pursuant to the Merger Agreement, after completion of a tender offer by Purchaser for the outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares”), at a price of $11.25 per Share, net to the holder in cash, without interest thereon (the “Offer Price”) and less any applicable withholding taxes, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent (the “Merger”). The Merger became effective on June 12, 2019 following the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). At the Effective Time, among other things, each Share (other than Shares owned by (i) the Registrant or (ii) Parent, Merger Sub or any of their respective wholly-owned subsidiaries) was automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price. In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, this post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of this post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hanover, Maryland on June 12, 2019.

THE KEYW HOLDING CORPORATION

By:	/s/ Philip Luci, Jr.
Name: Philip Luci, Jr.
Title: Executive Vice President & General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.